UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

Great Lakes Aviation, Ltd.

(Exact name of registrant as specified in its charter)

Iowa	0-23224	42-1135319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1022 Airport Parkway

Cheyenne, WY 82001

(Address of principal executive offices, including zip code)

(307) 432-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Great Lakes Aviation, Ltd. (the “Company”) today filed a Form 15 with the Securities and Exchange Commission to voluntarily deregister its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Company is eligible to deregister its common stock by filing a Form 15 under Section 12(g) of the Exchange Act because the Company has fewer than 300 holders of record of its securities. The Company’s obligation to file periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, under Section 13(a) of the Exchange Act were suspended upon filing the Form 15. The deregistration under Section 12(g) of the Exchange Act is expected to be effective 90 days after filing the Form 15 at which time the Company’s other filing requirements under Section 13(a) of the Exchange Act will terminate.

The Company’s common stock is traded on the OTC Pink Market, operated by OTC Markets Group, a centralized electronic quotation service for over-the-counter securities. For more information about the OTC Pink Market, please see www.otcmarkets.com. The Company expects that its common stock will continue to be traded on the OTC Pink Market, so long as market makers demonstrate an interest in trading in the Company’s common stock. However, there is no assurance that trading in the Company’s common stock will continue on the OTC Pink Market or on any other securities exchange or quotation medium.

The decision of the Company’s Board of Directors to deregister its common stock was based on the consideration of numerous factors, including the large costs of preparing and filing periodic reports with the SEC, the increased outside accounting, audit, legal and other costs and expenses associated with being a public company, the burdens placed on Company management to comply with reporting requirements, and the low trading volume in the Company’s common stock. After deregistration of the Company’s common stock is effective and its periodic reporting requirements are suspended, the Company intends to continue to provide interim unaudited financial information and annual audited financial information by posting such information on its website located at http://www.greatlakesav.com/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes Aviation, Ltd.

Date: March 23, 2016	By:	/s/ Douglas G. Voss
Douglas G. Voss
Chief Executive Officer

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